Exhibit 10.20

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT, (hereinafter referred to as this "Sublease"), made and entered into as of the 30th day of April, 2004 by and between UQM ELECTRONICS, INC. having an address at c/o UQM Technologies, Inc., 7501 Miller Drive, Frederick, Colorado 80530 (hereinafter referred to as "Sublessor") and CD&M ELECTRONICS, INC. having an address at 3081 Elm Point Industrial Drive, St Charles, Missouri 63301 (hereinafter referred to as "Sublessee").

WITNESSETH:

In consideration of the rents hereinafter reserved and payable to Landlord and Sublessor, and the covenants and conditions to be kept and performed on the part of the Sublessee hereunder, Sublessor does hereby sublease to Sublessee, and Sublessee does hereby hire from Sublessor, certain office space known as 3081 Elm Point Industrial Drive, St Charles, Missouri 63301 (the "Premises").

The parties, for themselves, their legal representatives, successors and assigns, hereby covenant and agree as follows:

1.	Term:

Subject to the terms, covenants and conditions herein set forth, Sublessee shall have and hold the Premises for the remaining term of the prior lease hereafter described (the "Master Lease"), commencing on the 30th day of April, 2004 and ending on the 31st day of March, 2007, both dates inclusive, or until such term shall expire or terminate as hereinafter provided.

2.	Rent	Sublessee shall pay rental to or as directed by Sublessor, without demand, for the term of this Sublease (the "Fixed Rental"), as follows:

$21,012.00 per month

which rental shall be paid in advance on the first day of each calendar month during the term of this Sublease, commencing on May 1, 2004. Sublessee agrees to pay such rental in lawful money on the United States, at the above address of Sublessor or such other address as Sublessor may from time-to-time designate. Sublessor hereby directs and authorizes Sublessee to pay such amounts directly to the Landlord under the Master Lease, Elm Point Investment Company, L.L.C. ("Landlord") at Bakewell Corporation, 7800 Forsyth Boulevard, Clayton, Missouri 63105. In addition, Sublessee shall pay and perform all other obligations of Sublessor as tenant under the Master Lease.

3.	Master Lease Agreement and Obligations.
A.

Sublessee hereby confirms, covenants and agrees that the Premises and this Sublease are subject and subordinate to the terms and conditions of that certain Commercial Lease dated May 8, 1996, as amended by Amendment to Lease dated March 24, 1997, as further amended by Second Amendment to Lease dated February 28, 2003, herein referred to as the "Master Lease", copies of which are attached hereto as Exhibit "A".

B.

Sublessee has reviewed and is familiar with all of the terms and conditions set forth in this Sublease and Master Lease, respectively, and Sublessee agrees to observe, perform and comply with and hereby assumes all terms, covenants and conditions directly or indirectly imposed with respect to the Premises to be performed from and after April 30, 2004.

C.

Sublessor hereby covenants and agrees that as and to the extent payments are made by Sublessee to Sublessor, Sublessor shall fully and timely pay all amounts in accordance with the provisions of the Master Lease and shall continue to remain liable and responsible for the due performance of all of the terms and provisions of the Master Lease.

4.	Security Deposit

The "Security Deposit" in the amount of $18,472.00 paid by Sublessor shall continue to be held by Landlord as security for the performance by Sublessee of all covenants and obligations under the Master Lease. Sublessor represents that it is not aware of any condition, fault or defect existing as of the date of this Sublease, which would cause the Landlord to withhold any or all of said deposit. Sublessor further agrees to provide Sublessor with a letter from Landlord stating that the foregoing is true and correct.

5.	Use of Premises

Sublessee hereby covenants and agrees that the Premises shall continue to be used solely as permitted in the Master Lease.

6.	Indemnity.

Sublessee hereby indemnifies and holds Sublessor and Sublessor's agents, employees, affiliates and successors in interest harmless from and against any and all claims, demands, suits, fines, losses and other liabilities for or relating to injury or loss of life to persons or damage to or loss of property arising from Sublessee's use of the Premises or from the conduct of Sublessee's business or from any work done, permitted or suffered by Sublessee in or about the Premises or elsewhere, and further indemnifies and holds Sublessor and Sublessor's agents, employees, affiliates and successors in interest harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Sublessee's part to be performed under the terms of this Sublease or arising from any negligence or intentional conduct of Sublessee or Sublessee's agents, employees, contractors, licensees, invitees, representatives or successors in interest and from and against all costs, attorneys' fees, expenses and liabilities incurred by Sublessor or Sublessor's agents, employees, affiliates and successors in interest in or in connection with any such claim. Sublessee upon notice from Sublessor shall defend such action or proceeding at Sublessee's cost and expense by counsel approved by Sublessor, such approval not to be unreasonably withheld.

7.	Condition of Premises.

Sublessee hereby acknowledges that it has inspected the Premises and is fully familiar with the physical condition thereof. Sublessee hereby further agrees to accept the Premises in its present "as is" condition and neither Landlord nor Sublessor shall have any duty or obligation whatsoever with respect to rendering the Premises suitable for Sublessee's use and occupancy, except that Sublessor shall prior to commencement of the term, remove all papers and files from the Premises.

8.	Default, Remedies and Waiver.

All terms and conditions set forth in the Master Lease are hereby incorporated herein by reference to the same extent as if set forth in full herein, except that the words "Landlord", "Tenant" and "Lease" shall be deemed to include "Sublessor", "Sublessee" and "Sublease", respectively. Breach of any obligation in the Master Lease by either Sublessor or Sublessee shall be an event of default under the Master Lease. In the event of default by Sublessor under the Master Lease, Sublessor and Sublessee agree and, as a condition of this Sublease, represent and warrant to Landlord that Sublessee shall be authorized to negotiate an attornment with Landlord upon the following terms and conditions: (1) such interim tenancy by Sublessee shall be on a month-to-month basis with right of termination by either Landlord or Sublessee on 30-day notice; (2) rental due hereunder by Sublessee to Sublessor shall be paid direct to Landlord; (3) Landlord's acceptance of interim tenancy with Sublessee shall not be considered a waiver or impairment by Landlord of any remedy available by it against Sublessor for all rental due or for performance of all terms or conditions under the Master Lease and (4) any such agreement between Landlord and Sublessee shall not result in a waiver or impairment by Sublessee of any remedy available by it against Sublessor.

9.	Assignment and Subletting

Sublessee shall not assign or transfer this Sublease or sublease all or any portion of the Premises without the prior written consent of the Landlord and Sublessor.
10.	Liability Insurance.

Sublessee, at its expense, shall provide and keep in force for the benefit of Landlord, Sublessor and Sublessee, respectively, commercial general liability insurance, covering the Premises, with a combined single limit for Bodily Injury or Property Damage in the amounts and on the terms set forth in the Master Lease. Said policy shall (i) include liability coverage; (ii) shall name Landlord and Sublessor as an additional insured thereunder; (iii) shall cover all of the Premises; (iv) shall be issued by insurance companies reasonably acceptable to and in a form reasonably satisfactory to Landlord and Sublessor; (v) shall provide for at least thirty (30) days prior written notice to Landlord and Sublessor in the event of cancellation or any material change and (vi) shall be endorsed to include that said policy is "primary and not contributory with or excess over any other valid and collectible insurance in force for the Sublessor". Certificates evidencing such coverage shall be delivered to Landlord and Sublessor prior to the commencement of the term of this Sublease, and thereafter, not later than twenty (20) days prior to the expiration date of the policy then in force.

11.	Notices.

Any and all notices required and/or desired to be sent to a Party pursuant to the terms of this Agreement shall be in writing and delivered either in person, by facsimile transmission, overnight courier or United States registered or certified mail, return receipt requested, postage fully prepaid, and addressed as follows

	To Purchaser:	William Alexander
11692 Lilburn Park Road
St. Louis, MO 63146
Fax: 314-432-3773

	Copy to:	William Alexander
3081 Elm Point Industrial Drive
St. Charles, MO 63301
Fax: 636-940-7601

	To Seller:	UQM Technologies, Inc.
7501 Miller Drive
Frederick, CO 80530

Attn: Donald French, Treasurer
Fax: 303-215-3493

Copy to:

All notices shall be deemed delivered (i) on the date of delivery if delivered in person; (ii) on the date received if sent by facsimile transmission unless such day is on weekend or holiday, in which case delivery shall be deemed to occur on the next business day; or (iii) on the next business day if sent by overnight courier or (iv) on the fifth business day if sent by United States mail. The addresses and parties to receive notice may be changed from time to time by notice pursuant to this Section. Notice given by an attorney for a Party shall be deemed to have been given by such Party.

12.	Entire Agreement

This Sublease and all Exhibits and references herein set forth contain all the covenants, promises, agreements, conditions, warranties, representations and understandings between Sublessor and Sublessee concerning the transaction contemplated herein, and there are no covenants, promises, agreements, conditions, warranties, representations or understandings, either written or oral, other than herein set forth. No subsequent alteration, amendment, change or addition to this Sublease shall be binding upon Sublessor or Sublessee unless in writing making reference to this Sublease and signed by Sublessor and Sublessee and approved by Landlord. All previous agreements or understanding between the parties respecting this Sublease are hereby merged into this Sublease.

13.	Severability.

In the event one or more of the provisions contained in this Sublease shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Sublease, but this Sublease shall be construed in order to give full force and effect to the meaning and intent hereof as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Captions and Headings.

The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of intent of this Sublease. Words of any gender in this Sublease shall include any other gender, and words in the singular number shall include the plural when the context requires

15.	Waiver

Except for Sublessor’s gross negligence and intentionally wrongful conduct, Sublessor and its agents and employees shall not be liable for, and, to the maximum extent permitted by law, Sublessee waives all claims against Sublessor for, damage or injury to persons, property or otherwise, including, without limitation, lost profits and consequential damages, sustained by Sublessee or any person claiming by, through or under Sublessee resulting from any accident or occurrence in or upon any portion of the Premises including, without limitation, claims for damage resulting from: (a) any equipment or appurtenances becoming out of repair; (b) the failure to keep any part of the Premises in repair; (c) injury done or caused by wind, water, or other natural element; (d) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring, gas or water pipes or equipment, steam pipes, stairs, porches, railings or walks or the installation or operation thereof; (e) broken glass; (f) the backing up of any sewer pipe or downspout; (g) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank; (h) the escape of steam or hot water; (i) water, snow or ice upon (or coming through the roof of) the Premises; (j) the falling of any fixture, brick, roofing material, plaster or stucco; (k) damage to or loss by theft or otherwise of property of Sublessee or others; (l) acts or omissions of persons in the Premises, occupants of nearby properties, or any other person; (m) acts or omissions of owners of adjacent or contiguous property or of Sublessor, its agents or employees; and (n) non-performance by Landlord of any obligation, covenant or agreement contained in the Master Lease. All property of Sublessee kept in the Premises shall be so kept at Sublessee's sole risk and Sublessee shall and hereby does indemnify and hold Sublessor harmless from claims arising out of damage to the same, including subrogation claims by Sublessee's insurance carrier.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Sublease on the date first above written.

SUBLESSOR:		UQM ELECTRONICS, INC.

By:		/s/ Richard L. Hugen
Richard L. Hugen
General Manager

SUBLESSEE:		CD&M ELECTRONICS, INC.

By:		/s/ V. Ronn Foster
Name:		V. Ronn Foster
Title:		President
Date:		May 18, 2004

APPROVED AND CONSENTED TO THIS 18TH DAY OF MAY, 2004.

ELM POINT INVESTMENT COMPANY, L.L.C.,
a Missouri limited liability company

By:	Bakewell Investment Company, Manager

By:	/s/ Richard W. Meier
Name:	Richard W. Meier
Title:	Executive Vice President